Exhibit 99.1
CSK Auto Announces Management Appointments
Phoenix, AZ, October 23, 2006 — CSK Auto Corporation (NYSE: CAO), parent company of CSK Auto, Inc., one of the largest automotive parts and accessories retailers in the United States, today announced certain executive promotions. Mr. Dale Ward was promoted to Executive Vice President, Mr. John Saar to Senior Vice President of Commercial Sales and Ms. Randi Morrison to Senior Vice President, General Counsel & Secretary.
Mr. Dale Ward, formerly the Company’s Senior Vice President of Merchandising and Marketing, will continue to lead the Merchandising and Marketing areas and assumes added management responsibility for the Store Operations, Commercial Sales and Human Resources functions. Mr. Ward joined CSK Auto in March 1997 and has over 35 years of experience in the retail industry. Dale will continue to report to CSK Auto Chairman and Chief Executive Officer, Mr. Maynard Jenkins.
Mr. John Saar, formerly a Divisional Vice President for the Company, was promoted to Senior Vice President of Commercial Sales. Under Mr. Saar’s leadership, CSK Auto’s ProShop business, the Company’s commercial wholesale operations, is expected to continue to grow, enabling CSK to further enhance its solid position in the commercial sales area. Mr. Saar has more than 33 years of tenure with CSK in various store management and senior management roles with responsibility for real estate, store operations and other assignments. John will report to Mr. Dale Ward.
Ms. Randi Morrison, formerly the Company’s Vice President, General Counsel and Secretary, will continue to manage the Company’s Legal Department and will also assume administrative responsibility for the Internal Audit Department (with the Internal Audit Department continuing to report directly to the Audit Committee of the Company’s Board of Directors). Since joining CSK Auto as Legal Counsel in March 1997, Ms. Morrison has served in various positions within the Legal Department. Randi will continue to report to Chairman and CEO, Mr. Maynard Jenkins.
CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of October 1, 2006, the Company operated 1,301 stores in 22 states under the brand names Checker Auto Parts, Schuck’s Auto Supply, Kragen Auto Parts and Murray’s Discount Auto Stores.
Investor Contact: Brenda Bonn — Manager, Investor Relations 602-631-7483
Media Contact: Ashton Partners — Mike Banas 312-553-6704